UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C
                 Information Statement Pursuant to Section 14(c)
         of the Securities Exchange Act of 1934 (Amendment No. _______)

Check the appropriate box:

[X] Preliminary Information Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

                          CHARTWELL INTERNATIONAL, INC.
                          -----------------------------
                (Name of Registrant as Specified in its Charter)

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     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1)Title of each class of securities to which transaction applies:

     (2)Aggregate number of securities to which transaction applies:

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     pursuant  to  Exchange  Act Rule  0-11 (set  forth the  amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                          Chartwell International, Inc.
                          1124 Smith Street, Suite 304
                              Charleston, WV 25301

                              INFORMATION STATEMENT


Introduction

     We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy. This Information Statement is being mailed on or about April 25, 2005 to all stockholders of record on April 25, 2005.

General

     This Information Statement is being furnished by Chartwell International, Inc. (the "Company") pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Rule 14c-1 thereunder, to announce the amendment the Company's Articles of Incorporation to (a) increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares and (b) effect a 1-for-10 reverse stock split with fractional shares to be rounded up to the next whole share.

Amendment to Certification of Incorporation

     On April 5, 2005, the Board of Directors approved and on April 11, 2005, the Stockholders owning a majority of the outstanding shares of common stock of the Company approved the amendment to the Company's Certificate of Incorporation to (a) increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares and (b) effect a 1-for-10 reverse stock split with fractional shares to be rounded up to the next whole share. The Company will file the Amended and Restated Articles of Incorporation to effect the change 20 days after this Information Statement is mailed to the Stockholders.

Reasons for and Effect of the Proposed Amendment

     The amendment will allow the Company to issue additional shares of common stock as may be necessary in order to provide the potential for growth and profit to Company through financings, acquisitions, or other strategic transactions and to provide equity incentives to employees, officers, and directors. Future issuances of additional shares of common or preferred stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of Common Stock could discourage or make more difficult efforts to obtain control of the Company.

                                       1

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Effective Date of Transaction

     The transaction will take effect after the management file's the Company's Amended and Restated Articles of Incorporation to reflect the increase in authorized shares and the reverse stock split. The filing is permitted to be made 20 days after the Information Statement was first mailed to the stockholders. Management intends to file as soon as practicable thereafter.

Voting Securities

     There are currently 50,000,000 shares of the Company's common stock outstanding. The Company has no other securities outstanding. A total of 45,000,000 shares of the Company's common stock or 90% of the outstanding shares of common stock approved the amendments to the Articles of Incorporation to increase the number of authorized shares and effect a reverse stock split.

Description of Securities

     The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety.

Common Stock

     After the amendment, we will be authorized to issue 100,000,000 shares of common stock, par value $0.001. As of April 13, 2005, there were 50,000,000 shares of common stock issued and outstanding that are held by 340 stockholders of record.

     Each share of our common stock entitles the stockholder to one vote, either in person or by proxy, at meetings of the stockholders. The stockholders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The vote of the stockholders of a majority of the issued and outstanding shares of common stock is sufficient to make certain fundamental corporate changes such as liquidation, reorganization, merger or an amendment to our Articles of Incorporation and to authorize, affirm, ratify or consent to these acts or action, subject to the provisions of Nevada law.

     Stockholders of our common stock have no pre-emptive rights. Upon our liquidation, dissolution or winding up, the stockholders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

     The amendment will not change the number of authorized shares of Preferred Stock that may be issued. Our Articles of Incorporation authorize 25,000,000 shares of preferred stock, par value $0.001, to be issued. As of April 13, 2005, there were no shares of Preferred Stock outstanding. The Board of Directors may designate the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock.

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Dividend Policy

     Stockholders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Dissenters Rights

     No stockholders of the Company have dissenter's rights that arise due to the amendments to the Articles of Incorporation.

Change in Control

     On March 23, 2005, the Company; Janice A. Jones, John J. Grace and their Affiliates (J View II Limited Partnership and Bellaire Group, LLC.), Alice M. Gluckman, William R. Willard and Rick N. Newton (collectively the "Selling Stockholders"); and Imre Eszenyi entered into a transaction where Mr. Eszenyi purchased 90% of the outstanding shares of the Company. Under the Share Purchase Agreement between the Company, the Selling Stockholders and Mr. Eszenyi, Mr. Eszenyi paid $250,000 to purchase 19,161,567 shares of common stock of the Company from Selling Stockholders and the right to cancel the options to purchase 2,359,679 shares of common stock. As part of the Share Purchase Agreement, Imre Eszenyi entered into a Subscription Agreement with the Company whereby Mr. Eszenyi purchased 25,838,433 shares of the Company for an aggregate purchase price of $200,000. The Company will use the $200,000 proceeds to payoff a note payable to Kingsley Capital, Inc. Further, pursuant to the Share Purchase Agreement, Dr. Jones and her Affiliates (J View II Limited Partnership and Bellaire Group, LLC.) and the Company entered into an Escrow Agreement, where Dr. Jones and affiliates escrowed 1,302,322 shares of their common stock in order to protect the Company and Mr. Eszenyi in the event they are damaged by any misrepresentation made by the Company or the Selling Stockholders contained in the Share Purchase Agreement or in the event the Company incurs expenses related to any claim made against it for assets owned or liabilities incurred prior to March 23, 2005. Prior to the transaction, Mr. Eszenyi did not own any shares of the Company. He used his personal funds to purchase the shares.

     The Company's Board of Directors currently consists of seven members consisting of Mr. Imre Eszenyi, Mr. Charles Srebnik, Mr. David Adams, Dr. Janice Jones, Ms. Alice M. Gluckman, Mr. William R. Willard and Mr. Rick N. Newton. Pursuant to the Share Purchase Agreement and his ownership, Mr. Eszenyi will have the right to appoint a majority of the Company's Board of Directors. Mr. Eszenyi was appointed to the Board in March 2005 and Mr. Srebnik and Mr. Adams were appointed to the Board in April 2005. It is anticipated that at the end of April 2005, Ms. Alice M. Gluckman, Mr. William R. Willard and Mr. Rick N. Newton will resign. Mr. Eszenyi, Mr. Srebnik, Mr. Adams and Dr. Jones will remain as Board members. Dr. Jones will continue to be the Company's Chief Executive Officer until the Company amends certain of its prior periodic reports filed with the SEC writing off certain assets. Mr. Eszeny was appointed as the Chairman and Vice-President and Mr. Adams was appointed as Secretary of the Company in April 2005.

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Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of the date of this Report, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown. The address for each person listed, not otherwise listed, is 1124 Smith Street, Suite 304, Charleston, WV 25301.

                                        No. of Shares
            Name                        Common Stock             Percent
            ----                        -------------            -------
Janice A. Jones, Ph.D.                   1,302,322(1)             2.6%

William R. Willard(2)                         0                    *

Alice M. Gluckman(2)                          0                    *

Rick N. Newton(2)                             0                    *

Imre Eszenyi                              45,000,000               90%
No. 7 Inverness Gardens
London W8 4RN
United Kingdom

Charles Srebnik                               0                    *

David Adams                                   0                    *
1331 Garden Highway, Suite 300
Sacramento, CA  95833
All directors and executive                46,302,332              92.6%
officers as a group (7 persons)

* Less than 1%.

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     (1)  Includes  800,100  share  held in trust for Dr.  Jones'  Children  and
     100,000 shares owned by Dr. Jones' husband, which Dr. Jones disclaims beneficial ownership. Also, includes 151,321 shares owned by Bellaire Group LLC, which in under control of Dr. Jones.

     (2) These directors are resigning from the Company.

Other Information

     We file periodic reports, proxy statements and other documents with the Securities and Exchange Commission. You may obtain a copy of these reports by accessing the Securities and Exchange Commission's website at http://www.sec.gov.


                                       Chartwell International, Inc.

April 13, 2005                         By Order of the Board of Directors